Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q3 2015 Results

New York, NY – November 5, 2015 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter ended September 30, 2015.

Business Update

The third quarter of 2015 was a volatile period for the stock market, resulting in a decrease of discretionary assets under management for the quarter ended September 30, 2015 to $11.8 billion from $12.6 billion as of June 30, 2015. Year over year, discretionary assets increased by $0.7 billion, up from $11.1 billion as of September 30, 2014. After eight quarters of positive organic growth, net client asset flows were flat for the third quarter, primarily due to institutional rebalancing and despite adding new high net worth relationships. Asset values and, therefore, discretionary assets under management have rebounded with the market’s recovery since the third quarter’s end.

Importantly, Silvercrest’s proprietary value equity strategies increased their relative outperformance compared with their benchmarks during the quarter, and each of the firm’s six strategies has now outperformed its benchmark for nearly all periods, as well as since inception. Our outperformance bodes well for future organic growth, both institutionally and with high net worth families.

The integration of Jamison, Eaton & Wood, Inc., has proceeded smoothly and the combination has performed in line with our firm’s projections.

On November 2, 2015, the Company’s Board of Directors declared a quarterly dividend of $0.12 per share of Class A common stock.  The dividend will be paid on or about December 18, 2015 to shareholders of record as of the close of business on December 11, 2015.

Third Quarter 2015 Highlights

•	Total Assets Under Management (“AUM”) of $17.6 billion, inclusive of discretionary AUM of $11.8 billion and non-discretionary AUM of $5.8 billion at September 30, 2015.
•	Revenue of $20.0 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $2.8 million and $1.3 million, respectively.
•	Basic and diluted net income per share of $0.17.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $5.8 million
•	Adjusted net income[1] of $2.7 million.
•	Adjusted basic and diluted earnings per share[1] of $0.21 and $0.20, respectively.

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands except as indicated)	2015	2014	2015	2014
Revenue	$19,953	$17,817	$55,927	$51,763
Income before other income (expense), net	$4,269	$4,476	$13,010	$12,514
Net income	$2,783	$2,923	$8,920	$7,962
Net income attributable to Silvercrest	$1,326	$1,358	$4,450	$3,653
Adjusted EBITDA (1)	$5,754	$5,292	$16,088	$15,381
Adjusted EBITDA margin (2)	28.8%	29.7%	28.8%	29.7%
Assets under management at period end (billions)	$17.6	$16.4	$17.6	$16.4
Average assets under management (billions) (3)	$17.8	$16.6	$18.3	$16.1

AUM at $17.6 billion

Silvercrest’s discretionary assets under management increased by $0.7 billion, or 6.3%, to $11.8 billion at September 30, 2015 from $11.1 billion at September 30, 2014.  Silvercrest’s AUM increased by $1.2 billion, or 7.3%, to $17.6 billion at September 30, 2015 from $16.4 billion at September 30, 2014.  The increase was attributable to $0.4 billion in market appreciation in addition to net client inflows of $0.8 billion which include $0.7 billion of AUM related to our acquisition of Jamison, Eaton & Wood, Inc. (“the Jamison Acquisition”.)

Silvercrest’s discretionary assets under management decreased by $0.8 billion, or 6.4%, to $11.8 billion at September 30, 2015 from $12.6 billion at June 30, 2015.  Silvercrest’s AUM decreased by $1.4 billion, or 7.4%, to $17.6 billion at September 30, 2015 from $19.0 billion at June 30, 2015.  The decrease was primarily attributable to market depreciation.

Our total assets under management exclude approximately $13.4 billion of non-discretionary assets of a public treasurers’ office for which we became advisor in connection with the Jamison Acquisition. Silvercrest provides advisory services to this office with a fee cap of $825 thousand per annum. We exclude these assets because they are related to a unique client relationship for which the fee cap is significantly disproportionate to the related assets under management. This fee arrangement is not indicative of our average fee rate.

Third Quarter 2015 vs. Third Quarter 2014

Revenue increased by $2.1 million, or 12.0%, to $19.9 million for the three months ended September 30, 2015, from $17.8 million for the three months ended September 30, 2014. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management.  Revenue for the three months ended September 30, 2015 related to the Jamison acquisition was $1.4 million.

Total expenses increased by $2.3 million, or 17.6%, to $15.7 million for the three months ended September 30, 2015 from $13.3 million for the three months ended September 30, 2014. Compensation and benefits expense increased by $1.6 million, or 16.0%, to $11.6 million for the three months ended September 30, 2015 from $10.0 million for the three months ended September 30, 2014. The increase was primarily attributable to an increase in the accrual for partner incentive bonuses of $0.5 million, an increase in benefits costs of $0.1 million, an increase in equity-based compensation of $0.5 million due to the granting of restricted stock units in August 2015 and an increase in salary expense of $0.5 million as a result of both merit-based increases and increased headcount due to our acquisition. General and administrative expenses increased by $0.7 million, or 22.3%, to $4.1 million for the three months ended September 30, 2015 from $3.4 million for the three months ended September 30, 2014. This increase was primarily due to an increase in investment research costs of $0.4 million and an increase in depreciation and amortization of $0.3 million due primarily to the Jamison acquisition.

Consolidated net income was $2.8 million.  Net income attributable to Silvercrest was $1.3 million, or $0.17 per basic and diluted share for the three months ended September 30, 2015.  Our Adjusted Net Income1 was $2.7 million, or $0.21 per adjusted basic share and $0.20 per adjusted diluted share3 for the three months ended September 30, 2015.

Adjusted EBITDA1 was $5.8 million or 28.8% of revenue for the three months ended September 30, 2015 as compared to $5.3 million or 29.7% of revenue for the same period in the prior year.

Nine Months Ended September 30, 2015 vs. Nine Months Ended September 30, 2014

Revenue increased by $4.2 million, or 8.0%, to $56.0 million for the nine months ended September 30, 2015, from $51.8 million for the nine months ended September 30, 2014. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management.  Revenue for the nine months ended September 30, 2015 related to the Jamison acquisition was $1.4 million.

Total expenses increased by $3.7 million, or 9.4%, to $42.9 million for the nine months ended September 30, 2015 from $39.2 million for the nine months ended September 30, 2014. Compensation and benefits expense increased by $2.3 million, or 7.8%, to $31.7 million for the nine months ended September 30, 2015 from $29.4 million for the nine months ended September 30, 2014. The increase was primarily attributable to an increase in the accrual for partner incentive bonuses of $1.1 million, an increase in benefits costs of $0.3 million, an increase in accrued earnout payments related to the Richmond, VA office expansion of $0.1 million and an increase in salaries expense of $0.9 million as a result of both merit-based increases and increased headcount. This was partially offset by a decrease in equity-based compensation expense of $0.1 million primarily as a result of lower levels of deferred equity units due to vesting in prior periods. General and administrative expenses increased by $1.4 million, or 13.8%, to $11.2 million for the nine months ended September 30, 2015 from $9.8 million for the nine months ended September 30, 2014. This increase was primarily due to an increase in professional fees of $0.6 million related to the timing of audit expenses and increased professional fees related to the Jamison acquisition and the granting of restricted stock units, an increase in investment research costs of $0.9 million, an increase in occupancy and related expenses of $0.1 million, an increase in depreciation and amortization of $0.2 million due primarily to the Jamison acquisition and an increase in travel and entertainment expenses of $0.2 million.  This was partially offset by a decrease in bad debt expense of $0.2 million because we increased our reserve in 2014 due to higher revenue, a decrease in client reimbursements of $0.1 million and a decrease in sub-advisory and referral fees of $0.3 million as a result of lower sub-advisory revenue.

Consolidated net income was $8.9 million.  Net income attributable to Silvercrest was $4.5 million, or $0.57 per basic and diluted share for the nine months ended September 30, 2015.   Our Adjusted Net Income1 was $8.1 million, or $0.64 per adjusted basic share and $0.60 per adjusted diluted share3 for the nine months ended September 30, 2015.

Adjusted EBITDA1 was $16.1 million or 28.8% of revenue for the nine months ended September 30, 2015 as compared to $15.4 million or 29.7% of revenue for the same period in the prior year.

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.
[3]

Adjusted basic and diluted earnings per share measures for the three and nine months ended September 30, 2015 are based on the number of shares of Class A common stock and Class B common stock outstanding as of September 30, 2015.  Adjusted diluted earnings per share are further based on the addition of unvested deferred equity units, performance units and restricted stock units to the extent dilutive at the end of the reporting period.

Acquisition

On June 30, 2015, we closed on the acquisition of certain assets of Jamison.  In consideration for the purchased assets and goodwill, at closing, we made cash payments in the aggregate amount of approximately $3.6 million, we issued promissory notes totaling approximately $2.2 million and we issued Class B Units with a value equal to approximately $3.6 million.  The total deal consideration includes contingent consideration in the form of an annual cash earnout based on 20% of the EBITDA attributable to the business and assets of Jamison for the first five years after closing.

Liquidity and Capital Resources

Cash and cash equivalents were $26.1 million at September 30, 2015, compared to $30.8 million at December 31, 2014. Silvercrest L.P. had notes payable of $5.2 million at September 30, 2015 compared to $4.1 million at December 31, 2014. As of September 30, 2015, there was nothing outstanding on our revolving credit facility with City National Bank.

Total stockholders' equity was $45.6 million at September 30, 2015.  We had 7,912,633 shares of Class A common stock outstanding and 4,772,130 shares of Class B common stock outstanding at September 30, 2015.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our condensed consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, equity-based compensation expense, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs and severance and other similar expenses.  We feel that it is important to management and investors to supplement our condensed consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company.

•	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.
•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses.  Furthermore, Adjusted Net Income includes income tax expense assuming a corporate rate of 40%.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, performance units and restricted stock units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our condensed consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on November 6, 2015, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 and international listeners may access the call by dialing 1-253-237-1128.  An archived replay of the call will be available shortly after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements And Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue
Management and advisory fees	$19,117	$16,816	$53,492	$48,487
Family office services	836	1,001	2,432	3,276
Total revenue	19,953	17,817	55,927	51,763
Expenses
Compensation and benefits	11,547	9,959	31,740	29,431
General and administrative	4,137	3,382	11,177	9,818
Total expenses	15,684	13,341	42,917	39,249
Income before other (expense) income, net	4,269	4,476	13,010	12,514
Other (expense) income, net
Other income, net	8	8	1,013	16
Interest income	17	17	54	53
Interest expense	(77)	(113)	(191)	(368)
Total other (expense) income, net	(52)	(88)	876	(299)
Income before provision for income taxes	4,217	4,388	13,886	12,215
Provision for income taxes	1,434	1,465	4,966	4,253
Net income	2,783	2,923	8,920	7,962
Less: net income attributable to non-controlling interests	(1,457)	(1,565)	(4,470)	(4,309)
Net income attributable to Silvercrest	$1,326	$1,358	$4,450	$3,653
Net income per share:
Basic	$0.17	$0.18	$0.57	$0.48
Diluted	$0.17	$0.18	$0.57	$0.48
Weighted average shares outstanding:
Basic	7,876,930	7,583,911	7,823,618	7,544,443
Diluted	7,876,930	7,583,911	7,823,618	7,544,443

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Reconciliation of non-GAAP financial measure:
Net income	$2,783	$2,923	$8,920	$7,962
Provision for income taxes	1,434	1,465	4,966	4,253
Delaware Franchise Tax	45	45	145	135
Interest expense	77	113	191	368
Interest income	(17)	(29)	(54)	(53)
Depreciation and amortization	758	507	1,677	1,489
Equity-based compensation	497	74	716	849
Other adjustments (A)	177	194	(473)	378
Adjusted EBITDA	$5,754	$5,292	$16,088	$15,381
Adjusted EBITDA Margin	28.8%	29.7%	28.8%	29.7%

(A)	Other adjustments consist of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Client reimbursement	$—	$—	$—	$125
Acquisition costs (a)	42	—	122	—
Non-acquisition expansion costs (b)	78	99	290	125
Severance	—	—	48	—
Other (c)	57	95	(933)	128
Total other adjustments	$177	$194	$(473)	$378
(a)	Reflects the legal fees associated with the Jamison Acquisition.
(b)

Represents accrued earnout of $78 and $84 and professional fees of $0 and $15 for the three months ended September 30, 2015 and 2014, respectively, related to our Richmond, VA office expansion.  Represents accrued earnout of $221 and $110 and professional fees of $69 and $15 for the nine months ended September 30, 2015 and 2014, respectively, related to our Richmond, VA office expansion.

(c)

In the nine months ended September 30, 2015, represents professional fees of $57 related to the initial award agreements of restricted stock unit grants and a true-up adjustment to our tax receivable agreement of ($990). The adjustment in fair value is the result in a reduction in future effective corporate tax rate in New York City as a result of a law change. The reduction in the future effective corporate tax rate will result in less tax benefits being recognized by the Company from future amortization reducing its liability pursuant to the tax receivable agreement. In the nine months ended September 30, 2014, represents professional fees of $78 related to our shelf registration filing and professional fees of $50 related to the modification of partner redemption notes.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Net Income and Adjusted Earnings Per Share
Reconciliation of non-GAAP financial measure:
Net income	$2,783	$2,923	$8,920	$7,962
GAAP Provision for income taxes	1,434	1,465	4,966	4,253
Delaware Franchise Tax	45	45	145	135
Other adjustments (A)	177	194	(473)	378
Adjusted earnings before provision for income taxes	4,439	4,627	13,558	12,728
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(1,776)	(1,851)	(5,423)	(5,091)

Adjusted net income	$2,663	$2,776	$8,135	$7,637

Adjusted earnings per share/unit:
Basic	$0.21	$0.23	$0.64	$0.62
Diluted	$0.20	$0.23	$0.60	$0.62

Shares/units outstanding:
Basic Class A shares outstanding	7,913	7,658	7,913	7,658
Basic Class B shares/units outstanding	4,772	4,570	4,772	4,570
Total basic shares/units outstanding	12,685	12,228	12,685	12,228

Diluted Class A shares outstanding	7,913	7,658	7,913	7,658
Diluted Class B shares/units outstanding (B)	5,743	4,622	5,743	4,622
Total diluted shares/units outstanding	13,656	12,280	13,656	12,280
(B)

Includes 4,911 and 52,188 unvested deferred equity units and 966,510 and 0 unvested restricted stock units as of September 30, 2015 and 2014, respectively.  Also includes 0 and 90,959 conditionally issuable units that vest upon achievement of certain performance metrics, that would be issuable if September 30, 2015 and 2014, respectively, was the end of the contingency.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of

Financial Condition
(in thousands)

	September 30, 2015	December 31, 2014
Assets	(Unaudited)
Cash	$26,080	$30,820
Restricted certificates of deposit	587	586
Investments	15	1,307
Receivables, net	4,003	4,534
Due from Silvercrest Funds	3,039	3,797
Furniture, equipment and leasehold improvements, net	2,535	2,354
Goodwill	24,686	20,008
Intangible assets, net	15,833	11,167
Deferred tax asset—tax receivable agreement	22,286	23,000
Prepaid expenses and other assets	2,882	2,123
Total assets	$101,946	$99,696
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$3,760	$3,291
Accrued compensation	16,482	21,758
Notes payable	5,152	4,124
Borrowings under revolving credit facility	—	24
Deferred rent	972	1,299
Deferred tax and other liabilities	16,042	16,138
Total liabilities	42,408	46,634
Commitments and Contingencies (Note 10)
Stockholders’ Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding, as of June 30, 2015 and December 31, 2014	—	—
Class A common stock, par value $0.01, 50,000,000 shares authorized; 7,912,633 and 7,768,010 issued and outstanding, as of June 30, 2015 and December 31, 2014, respectively	79	78
Class B common stock, par value $0.01, 25,000,000 shares authorized; 4,772,130 and 4,520,413 issued and outstanding, as of June 30, 2015 and December 31, 2014, respectively	47	46
Additional Paid-In Capital	40,591	39,175
Retained earnings	4,843	3,217
Total stockholders’ equity	45,560	42,516
Non-controlling interests	13,978	10,546
Total equity	59,538	53,062
Total liabilities and stockholders’ equity	$101,946	$99,696

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$19.0	$16.7	13.8%
Gross client inflows	0.9	0.9	0.0%
Gross client outflows	(0.9)	(0.7)	28.6%
Market depreciation	(1.4)	(0.5)	180.0%
Ending assets under management	$17.6	$16.4	7.3%

	Nine Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$17.9	$15.7	14.0%
Gross client inflows	3.6	2.9	24.1%
Gross client outflows	(2.7)	(2.2)	22.7%
Market depreciation	(1.2)	─	100.0%
Ending assets under management	$17.6	$16.4	7.3%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$12.6	$11.1	13.5%
Gross client inflows	0.9	0.8	12.5%
Gross client outflows	(0.9)	(0.6)	50.0%
Market depreciation	(0.8)	(0.2)	300.0%
Ending assets under management	$11.8	$11.1	6.3%

	Nine Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$11.6	$10.1	14.9%
Gross client inflows	3.4	2.5	36.0%
Gross client outflows	(2.5)	(1.8)	38.9%
Market (depreciation)/appreciation	(0.7)	0.3	-333.3%
Ending assets under management	$11.8	$11.1	6.3%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$6.4	$5.6	14.3%
Gross client inflows	─	0.1	-100.0%
Gross client outflows	─	(0.1)	-100.0%
Market depreciation	(0.6)	(0.3)	100.0%
Ending assets under management	$5.8	$5.3	9.4%

	Nine Months Ended September 30,		% Change From September 30,
	2015	2014	2014
Beginning assets under management	$6.3	$5.6	12.5%
Gross client inflows	0.2	0.4	-50.0%
Gross client outflows	(0.2)	(0.4)	-50.0%
Market depreciation	(0.5)	(0.3)	66.7%
Ending assets under management	$5.8	$5.3	9.4%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	For the Three Months Ended September 30,
	2015	2014
Total AUM as of June 30,	$19.041	$16.668

Discretionary AUM:
Total Discretionary AUM as of June 30,	12.577	11.122
New client accounts/assets	0.081	0.130	(1)
Closed accounts	(0.061)	(0.003	)(2)
Net cash inflow/(outflow)	(0.033)	0.032	(3)
Non-discretionary to Discretionary AUM	0.010	(0.026	)(4)
Market (depreciation)/appreciation	(0.779)	(0.129)
Change to Discretionary AUM	(0.782)	0.004
Total Discretionary AUM at September 30,	11.795	11.126
Change to Non-Discretionary AUM	(0.638)	(0.225	)(5)
Total AUM as of September 30,	$17.621	$16.447

	For the Nine Months Ended September 30,
	2015	2014
Total AUM as of January 1,	$17.893	$15.679

Discretionary AUM:
Total Discretionary AUM as of January 1,	11.583	10.094
New client accounts/assets	1.243	0.562	(1)
Closed accounts	(0.103)	(0.033	)(2)
Net cash inflow/(outflow)	(0.229)	0.143	(3)
Non-discretionary to Discretionary AUM	0.005	0.039	(4)
Market (depreciation)/appreciation	(0.704)	0.321
Change to Discretionary AUM	0.212	1.032
Total Discretionary AUM at June 30,	11.795	11.126
Change to Non-Discretionary AUM	(0.484)	(0.264	)(5)
Total AUM as of June 30,	$17.621	$16.447

(1)	Represents new account flows from both new and existing client relationships including flows related to the Jamison Acquisition
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)

Represents the net change to Non-Discretionary AUM. Our total assets under management exclude approximately $13.4 billion of non-discretionary assets of a public treasurer’s office for which we became advisor in connection with the Jamison Acquisition. Silvercrest provides advisory services to this office with a fee cap of $825 thousand per annum.  We excluded these assets because they are related to a unique client relationship for which the fee cap is significantly disproportionate to the related assets under management. This fee arrangement is not indicative of our average fee rate.

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of September 30, 2015

(Unaudited)

Proprietary Equity Performance	ANNUALIZED PERFORMANCE
As of September 30, 2015	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION

Large Cap Value Composite	4/1/02	-2.0	11.7	12.0	8.9	7.3
Russell 1000 Value Index		-4.4	11.6	13.3	8.2	6.2

Small Cap Value Composite	4/1/02	5.7	13.4	14.3	11.8	10.5
Russell 2000 Value Index		-1.6	9.2	10.2	6.8	7.1

Smid Cap Value Composite	10/1/05	4.1	12.8	13.4	9.4	8.7
Russell 2500 Value Index		-2.4	11.0	11.5	8.9	6.3

Multi Cap Value Composite	7/1/02	0.0	12.5	13.4	10.7	8.6
Russell 3000 Value Index		-4.2	11.4	12.1	8.1	7.1

Equity Income Composite	12/1/03	-1.2	12.3	13.5	10.4	10.7
Russell 3000 Value Index		-4.2	11.4	12.1	8.1	7.2

Focused Value Composite	9/1/04	-1.6	13.2	12.4	10.7	9.7
Russell 3000 Value Index		-4.2	11.4	12.1	8.1	6.8

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.